                            Prime Succession, Inc.
                      Ratio of Earnings To Fixed Charges
                            (Dollars in Thousands)

                                                                            Nine Months        Period from       Period from
                                                                               Ended          Jan. 1 through    Aug. 26 through
                                 1992        1993       1994       1995    Sept. 30, 1995     Aug. 25, 1996     Sept. 30, 1996
Ratio of Earnings To
  Fixed Charges

Earnings:
  Income (loss) before
   income taxes                 (1,923)     (2,505)    (4,656)      (355)        (2,980)         (9,111)            (1,701)
  Add:  Fixed charges, net         847       6,650     13,128     16,224         12,033          10,691              2,609

      Income (loss) before
        income taxes and
        fixed charges, net      (1,076)      4,145      8,472     15,869          9,053           1,580                908

Fixed Charges:
  Total interest expense(1)        774       6,418     12,422     15,401         11,434          10,059              2,512
  Interest factor in
    rents(2)                        73         232        706        823            599             632                 97

      Total fixed charges          847       6,650     13,128     16,224         12,033          10,691              2,609

Ratio of earnings to fixed
   charges                        (1.3)        0.6        0.6        1.0            0.8             0.1                0.3

Coverage Deficiency(3)          $1,923      $2,505     $4,656       $355         $2,980          $9,111             $1,701

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(1) Total interest expense for each period includes amortization of loan costs.

(2) Interest factor in rents represents one-third of rent expense, which is considered representative of the interest factor.

(3) The company's earnings are inadequate to cover fixed charges for all periods indicated above. Coverage deficiency represents the excess of fixed charges over income before income taxes and fixed charges, net.